For Immediate Release

         Gordon Myers  +1 888-757-3294 ext. 109

          gordon.myers@awginternational.com

The DeLeon Group Reports Water Production Test Results from

Jeddah, Saudi Arabia for AWG International Model 2500 Water

Generator

Jan. 16, 2014

Spokane, WA

AWG International Water Corporation (“AWG International”)  (OTCBB: AWGI) and The DeLeon Group collaborated to test the AWG International Model 2500 residential water generator production rates in Jeddah, Saudi Arabia, with a view toward establishing a market for our product in Saudi Arabia and the Persian Gulf region.  During the test period, the Model 2500 yielded between 17 and 24 liters (3.9 to 6.3 US gallons) of water per day.  The test used outside air with daily high temperatures between 34 and 39 degrees Celsius (94 to 101 degrees Fahrenheit).

“The constant high humidity and temperate climate of coastal areas allow our atmospheric water generators to operate at peak efficiency,” said Jeff Stockdale, Chief Operating Officer and President of AWG International.  “We are thrilled with confirmation of the quantity and quality of safe and great tasting water consistently produced in a cost effective manner during this test.  It is gratifying to be able to offer such an alternative for drinking water in this region of the world.”

Luke Sestito, President of The DeLeon Group, agreed. “We are very pleased with the AWG International Model 2500 units we purchased.  We are using them in both a residential setting at a compound in Doha, Qatar and at agricultural facilities in Abu Dhabi, UAE and Jeddah, Saudi Arabia.” “In fact,” he continued, “the technology and quality is so impressive that we have people coming from all over the region to our facilities just to view the technology and taste the water!  I guess seeing is believing!”

The AWG International Model 2500 atmospheric water generator, one of several generators in AWGI’s current and pending product portfolio, offers some of the purest and best tasting drinking water available. Other generators include the WaterPro 100 and the WaterPro 400, units from the Commercial and Industrial product line that supply approximately 100 gallons (380 liters) and 400 gallons (1,520 liters) of drinking water per day, respectively. All of AWGI’s atmospheric water generators use US EPA -approved, proprietary filtering technology to create clean, safe drinking water from the air.

To learn more about the Model 2500 or any of AWG International’s water generation solutions, please visit:  http://www.awginternational.com

About The DeLeon Group

The DeLeon Group, Inc. represents North American companies looking to do business in the Middle East or to manufacture in China.  They have agents in Saudi Arabia, Dubai, Qatar, and Kuwait to help North American companies who seek contracts or to sell products to these markets.

http://www.deleongrp.com

Contact:

Luke Sestito  +1 859-802-8494

luke.sestito@deleongrp.com

About AWG International

AWG International Water Corporation (“AWG International”)  (OTCBB: AWGI) is a world leader in atmospheric water generation products and technology that provides drinking water solutions to customers worldwide.  AWG International is headquartered in Spokane, WA.

http://www.awginternational.com

Contact:

Gordon Myers  +1 888-757-3294 ext. 109

gordon.myers@awginternational.com